EXHIBIT 99.1
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Thursday January 14, 8:03 am Eastern Time

Company Press Release


Tanner's Completes Merger With Harvest Restaurant Group
$6 Million in Equity to Fund Chain's Growth

ATLANTA--Jan. 14, 1999-- Harvest Restaurant Group, Inc. (OTC BB: ROTI, ROTIW, ROTIP, ROTIZ) today announced the completion of a merger with TRC Acquisition Corporation (TRC), the operator of eleven Rick Tanner's Original Grill restaurants in Atlanta.

The principal business of the company will be the development, operation, and franchising of Rick Tanner's Original Grill restaurants. Under the terms of the merger, the company's headquarters will immediately move to Atlanta. TRC's shareholders own a majority of Harvest's common stock, and TRC designated three of the four post-merger directors. Harvest shareholders will retain the same number of shares they currently own.

The newly merged company has received a commitment from an investor group for $4 million of new equity funding in addition to $2 million funded to Harvest in July, 1998. The equity funding will be used primarily to grow the Tanner's concept.

Tanner's annualized system sales are approximately $15 million. There are currently eleven company owned Tanner's restaurants and two franchised restaurants. Two new company owned stores will open in the first quarter of 1999. A new franchise restaurant is currently under construction in Anniston, Ala.

All stores feature chicken fingers, BBQ ribs and pork, salads, shrimp, sandwiches and fifteen freshly prepared vegetables. Large portions, served at reasonable prices, appeal to a broad range of customers. Twenty-five percent of Tanner's business is take-out.

The newly merged company is led by Clyde E. Culp, III as Chairman and CEO. Mr. Culp has held several executive positions in the hospitality industry over his 29 year career. Bob Hoffman, Vice President of Operations for TRC, retains the same position in the new company. Mr. Hoffman has held executive operations positions with Miami Subs and Ponderosa Steakhouses over his 33 years in the industry. Tim Robinson, TRC's CFO, becomes the CFO of the new group.

NOTE TO EDITORS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: construction of new restaurants may not be completed on schedule, or the opening of such restaurants may be delayed due to other factors such as staffing shortages or delays in the delivery or installation of equipment.

Contact:
     Harvest Restaurant Group, Inc.
     Tim Robinson, 770/518-1444 x213
     770/518-1443 (fax)